EXHIBIT 2(A)

                            STOCK PURCHASE AGREEMENT
                            ------------------------
     This STOCK PURCHASE AGREEMENT (the "Agreement") is made as of January 31, 2002, by and among GREENLAND CORPORATION, a Nevada corporation ("Buyer"); W3M, INC., a California corporation doing business as Paradigm Cabling Systems (the "Company"); and ASHFORD CAPITAL LLC, a California Limited Liability Company, REGENTS CAPITAL WEST, MICHAEL CUMMINGS, MONDO MARSHALL, GREG WILBER, SANDRA STEWART and JOHN M. PITKIN ("Sellers"), the shareholders of the Company as identified on the attached Schedule A.

RECITALS
     WHEREAS, Sellers own of record and beneficially all issued and outstanding shares of Capital Stock of the Company (the "Sellers' Shares" or the "Outstanding Shares"); and
     WHEREAS, Buyer desires to acquire all of Sellers' Shares upon the terms and conditions of this Agreement;
     NOW, THEREFORE, in consideration of the covenants and mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in reliance upon the representations and warranties contained herein, the parties do hereby agree as follows:

1.     ACQUISITION  OF  STOCK;  PAYMENT  OF  CONSIDERATION 1.@THE MERGERTHEREFOR
     1.1 General1.1@General. At the Closing (as hereinafter defined), the Sellers shall convey, transfer, and assign, upon the terms and conditions herein set forth, to Buyer, (1) a certificate or certificates, registered in the Buyer's name and representing the Shares, The Shares shall be delivered free and clear of all liens, security interests, pledges, claims, and encumbrances of which  Sellers  have  actual  notice; and (2) an Assignment of joint rights with
Sellers under and to the Convertible Preferred Stock Purchase Agreement of January 11, 2002 and Convertible Preferred Stock Purchase Agreement of January
15,  2002,  (attached  hereto  as  Exhibits  "1.1  ,"  and  "1.1A"   .").

1.2 The Promissory Note and Pledge Agreement.1.2@Effect of the Merger The Promissory Note ("Promissory Note,") shall be in the principal amount of Two Million Nine Hundred Sixteen Thousand Six Hundred Sixty Seven Dollars ($2,916,667), shall bear interest at the rate of Seven percent per annum, shall be payable in installments of (i) One Million Dollars ($1,000,000) principal (plus accrued interest to the date of payment) not later than June 30, 2003 (the "First Installment Payment") and (ii) One Million Nine Hundred Sixteen Thousand Six Hundred Sixty seven ($1,916,667) principal (plus accrued interest to the date of payment) not later than June 30, 2004 (the "Second Installment Payment"). The Promissory Note may be prepaid in whole or in part at any time without penalty. The Promissory Note shall be in the form attached as Exhibit 1.2-A to this Agreement. The Promissory Note shall be secured by Buyer's pledge of Sellers' Stock pursuant to the terms of a pledge agreement (the "Pledge Agreement") executed by Buyer and delivered to Sellers at the Closing. Notwithstanding any other provisions of this Agreement to the contrary, if Pledgor has paid Pledgees at least One Million Dollars ($1,000,000) in principal under the Note, plus all accrued interest thereon to the date of such principal payment, but thereafter defaults under the Note, (i) Pledgees may retain all such payments received from Pledgor; (ii) Pledgees shall reacquire title to all of Seller's Stock minus whatever stock was paid for above the One Million Dollars ($1,000,000) deduction. Any stock retained by the Seller will be free and clear of this Pledge Agreement and any other rights or claims of Pledgees thereto; and (iii) Sellers shall release Buyer from any and all other obligations in connection with payment of the Note and the Purchase Price as defined in the Purchase Agreement.

Buyer contemplates commencing a private placement equity offering and/or similar offering (the "Offering"), which it anticipates will be the primary source of funding for this transaction, on or about June 30, 2002
Buyer will, on a monthly basis, during the term of the Offering should it occur, pay to Sellers, against the Promissory Note, an amount equal to 33% of net proceeds received by Buyer from the Offering (the "Buyer Monthly Payment"). "Net proceeds received by Buyer from the Offering" means the gross dollars received by Buyer in the Offering less commissions and expenses related to the Offering, which Buyer estimates at approximately 50%.
If the Buyer Monthly Payment exceeds the amount due on the First Installment Payment prior to the due date thereof, Buyer shall apply said additional amounts toward the Second Installment Payment until the Second Installment Payment is paid in full.

2.     CERTIFICATES  OF  TITLE  TO  SELLERS;  ORIGINALS  OF  AGREEMENTS
At Closing, Buyer shall execute Certificates of Title in Secured Promissory Note and Pledge Agreement to the Sellers, and each of them, in the form set forth in Exh. "2.0 ", attached hereto. Sellers may publish, record, or otherwise use the Certificates to evidence their title in and to the Promissory Note and Pledge Agreement. The original of this Agreement, the Promissory Note, Pledge Agreement, and Convertible Preferred Stock Purchase Agreements of January 11 and 15, 2002 shall be held in trust for all Sellers by Ashford Capital LLC at its office and may be inspected and/or copied by any person designated by any party hereto during regular business hours. The Certificate of Title shall certify that each Seller is, respectively, the joint and several holder of the Note with a right to the proceeds of the Note in the following percentages: Seller ASHFORD CAPITAL, LLC: ___%; Seller MICHAEL CUMMINGS: ___% Seller REGENTS CAPITAL WEST:
_____  %:  Seller  MONDO MARSHALL : ______%; Seller SANDRA STEWART;  Seller GREG
WILBER:  ____  %  and  Seller  JOHN M. PITKIN: ___%.2.@THE SURVIVING CORPORATION
                                                       -------------------------

3. REPRESENTATIONS AND WARRANTIES OF COMPANY AND SHARE-HOLDERS; ASSIGNMENT OF RIGHTS3.@REPRESENTATIONS AND WARRANTIES OF COMPANY AND SHARE-HOLDERS
             -----------------------------------------------------------------
     The Sellers make no Representations or Warranties but assign to Buyer joint rights with Sellers to and reliance upon the Representations and Warranties of the Company and the original shareholders of the Company as set forth in the Convertible Preferred Stock Purchase Agreements of January 11, 2002 and January 15, 2002 (Exhibits "1.1 " and "1.1A .") Buyer has reviewed the said
Agreements and acknowledges the same and that the same serves as good consideration for the covenants, warranties and representations of Buyer herein. The parties further agree that the assignment of such rights by Sellers does not create any new or additional rights against the Company or the original shareholders, which the latter parties did not assume in the Convertible Preferred Stock Purchase Agreement of January 11, 2002, but permits Buyer to jointly enjoy and enforce any rights of Sellers, or any of them, under the said Agreement and/or the Convertible Preferred Stock Purchase Agreement of January 15, 2002.

4.     REPRESENTATIONS  AND WARRANTIES OF BUYER AND SUBSIDIARY4.@REPRESENTATIONS
                                                                 ---------------
AND  WARRANTIES  OF  PARENT  AND  SUBSIDIARY
--------------------------------------------
     As an inducement to Company and Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents, warrants and covenants as follows:
     4.1 Organization, Qualification and Authority4.0@Organization, Qualification and Authority.

          (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, which is listed on Schedule 4.1. and has principal offices and places of business at the
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locations  specified  in  Schedule 4.1. Buyer has all requisite corporate power,
                          ------------
and all requisite franchises, licenses, permits and authority necessary to own or lease its assets and to carry on its business as, and in all places where, such business is now conducted and such properties are owned or leased.
          (b) Buyer has the full corporate power to enter into, execute and perform this Agreement. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer, subject to general equity principles, enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting the rights of creditors generally.

     4.2 No Inconsistent Obligations4.0@No Inconsistent Obligations. The execution, delivery or performance of this Agreement will not result in a violation or breach of, or constitute a default under (i) the articles of incorporation or bylaws of Buyer, (ii) any term or provision of any indenture, note, mortgage, bond, security agreement, loan agreement, guaranty, pledge, or other instrument, contract, agreement or Order to which Buyer is a party or by which Buyer is subject or bound; nor will such actions result in (a) the creation of any Lien on any of the Buyer Stock or any of the assets or properties of Buyer, (b) the acceleration or creation of any Liability of Buyer,
(c) the forfeiture of any material right or privilege of Buyer, or (d) the forfeiture of any material right or privilege of Buyer which may affect Buyer's ability to perform under this Agreement.

      4.3 Consents4.0@Consents. The execution, delivery and performance of this Agreement do not (a) require the consent, approval or action of, or any filing with, or notice to, any Person, except as has been or by the time of closing will be made, given or obtained or (b) impose any other term, condition or restriction on Buyer pursuant to any business combination or takeover Law.
      4.4 No Violation; Compliance with Laws4.0@No Violation; Compliance with Laws. Buyer is not in default under or in violation of (a) its articles of incorporation or bylaws, or (b) any Order. The operations of Buyer and its predecessors have been conducted in all material respects in compliance with all applicable Laws. (For purposes of this paragraph, any violation of applicable Law that could result in imposition of a fine or other monetary penalty in excess of $500 upon Buyer shall be deemed to be a material non-compliance). Buyer has not received any notification of any asserted past or present failure by such Entity to comply with any applicable Law.

     4.5     Taxes4.0@Taxes.
(a)     Except as set forth in Schedule 4.2, Buyer has timely filed all federal,
                               ------------
state, local, and foreign tax returns, reports and estimates for all years and periods (and portions thereof) for which any such reports, returns or estimates were due with respect to any Taxes. All such returns and estimates were prepared in the manner required by applicable Law and show the correct and proper amount due. All Taxes shown thereby to be payable (or that are otherwise payable) have been paid. Except as disclosed on Schedule 4.2, there are no
                                                      ------------
Taxes  due  and  owing  by  Buyer  of  any  kind  or  nature.
          (b) All Taxes imposed on Buyer by any Governmental Authority (including all deposits in connection therewith required by applicable Law, and all interest and penalties thereon) which have become due and payable by Buyer for all periods through the date hereof have been paid in full, and adequate reserves for all other Taxes, whether or not due and payable, and whether or not disputed, have been set up on the books of Buyer, and such reserves will be adequate to pay all Taxes of Buyer for all periods through Closing. There is not now any proposed assessment against Buyer of additional Taxes of any kind. Buyer is not a party to any Tax sharing or Tax allocation agreement, understanding, arrangement or commitment. There is no dispute or Action concerning any Tax Liability of Buyer raised by a Governmental Authority in writing.
          (c) There are no Liens for Taxes upon any assets of Buyer except Liens for Taxes not yet due.

          (d)     Except  as  set  forth in Schedule  4.2 (which shall set forth
                                            -------------
the type of return, date filed, and date of expiration of the applicable statute of limitations), (i) the statute of limitations for the assessment of federal income taxes has expired for all federal income tax returns of Buyer or such returns have been examined by the Internal Revenue Service for all periods through December 31, 2000; (ii) the statute of limitations for the assessment of state, local, and foreign income taxes has expired for all applicable returns of Buyer or such returns have been examined by the appropriate tax authorities for all periods through December 31, 2000; and (iii) no deficiency for any Taxes has been proposed, asserted or assessed against Buyer that has not been resolved and paid in full.
          (e) There are no outstanding written waivers or consents regarding the application of the statute of limitations with respect to any taxes or returns that have been given by Buyer.

          (f) Buyer has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to 1441 or 1442 of the IRC or similar provisions under any foreign laws) and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under all applicable Laws.
          (g)     Except  as  set  forth in Schedule 4.2 Buyer has not filed any
                                            ------------
consent agreement under 341(f) of the IRC or agreed to have 341(f)(2) the IRC apply to any disposition of a subsection (f) asset (as such term is defined in 341(f)(4) of the IRC) owned by Buyer.

          (h)     Except  as set forth in Schedule  4.2, Buyer is not a party to
                                          -------------
any tax-sharing or allocation agreement, nor does Buyer owe any amount under any tax-sharing or allocation agreement.
      4.6     Insurance4.0@Insurance.  Schedule  4.3  contains  a description of
                                       -------------
the officer and director insurance policy maintained by Buyer, which is in full force and effect. Buyer has delivered or made available to Sellers a true, correct and complete copy of such insurance policy (including any exhibits, schedules, riders, amendments or modifications thereof.) All premiums due thereon have been paid and Buyer has not received any notice of cancellation with respect thereto. Except as set forth on Schedule 4.16, there are no
                                                     -------------
occurrences which may form the basis for a material claim by or on behalf of Buyer under such policy; and Buyer has timely given notice of all such occurrences to the appropriate insurer and has not waived (either intentionally or, to Buyer's knowledge, inadvertently) its right to make the related claim under such policy.
     4.7 Full Disclosure4.0@Full Disclosure. No representation, warranty or covenant of Buyer contained in this Agreement, in the Buyer Disclosure Schedules or in any other written statement or certificate delivered by Buyer, pursuant to this Agreement, or in connection with the transactions contemplated herein, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

5.     ADDITIONAL  AGREEMENTS5.@ADDITIONAL  AGREEMENTS
                                ----------------------
     5.1 Cooperation5.1@Cooperation. The parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations hereunder, and all parties shall use commercially reasonable efforts to consummate the transactions contemplated herein and to fulfill their obligations hereunder. From time to time and at any time, at Buyer's request, whether on or after the date hereof, and without further consideration, Sellers shall, at their expense, execute and deliver such further documents and instruments of conveyance, assignment, and transfer and shall take such further reasonable actions as may be necessary or desirable, in the opinion of Buyer, in connection with the consummation of the transactions described herein.
     5.2     Expenses5.2@Expenses.  All  expenses  incurred by Buyer, Company or
Sellers in connection with the negotiation, authorization, preparation, execution and performance of this Agreement, including, without limitation, all fees and expenses of agents, Representatives, counsel and accountants, shall be paid by the respective party which incurred such expense.

     5.3 Brokers5.3@Brokers. Buyer shall indemnify Sellers and hold them harmless from and against all claims or demands for commissions or other compensation by any broker, finder, or similar agent claiming to have been employed by or on behalf of Buyer. Sellers advise Company of a claim by the Geneva Companies for a commission on the sale of the stock of the Company by the original shareholders and assign a joint right against the Company and original shareholders with respect thereto as to the extent or nature of the said commission, which has been previously disclosed to Buyer.
     5.4 Employment Agreements5.4@Employment Agreements. Contemporaneously with the Closing, such persons as Buyer may approve, each and collectively representing the executive management of Company, shall enter into an employment agreement with Buyer MICHAEL CUMMINGS, in substance and form mutually agreeable to the parties thereto (the "Employment Agreement"). The Employment Agreement shall define such manager's salary, bonus opportunity, and other elements constituting the manager's employment terms and conditions with Buyer or Company.

     5.5 Disclosure; Publicity5.5@Disclosure; Publicity. No press release related to this Agreement or the transactions contemplated herein, or other announcement to the public, personnel, customers, or suppliers of Sellers or Company will be issued or made without the joint approval of Buyer and Sellers. Buyer and Sellers will cooperate to prepare a joint (or other appropriate) press release to be issued on or promptly following the Closing Date or, upon the request of either Buyer or Sellers, at the time of the signing of this Agreement. No party shall disclose the terms hereof except as required in connection with the performance of the terms hereof or by an Order or applicable Law, without first discussing such disclosure with the other parties.

     5.6 No Solicitation of Transactions5.5@No Solicitation of Transactions. Prior to the termination of this Agreement or the Closing, the parties hereto will not, and will direct their respective officers, directors, financial advisors, counsels and other agents or Representatives not to, directly or indirectly (a) solicit proposals from, negotiate with or provide Information to any other Person with respect to the transfer of any Capital Stock or assets of Company. If, despite this provision, Company or any of its Representatives receive such a proposal or inquiry, Company shall promptly inform Buyer and advise such Person of this restriction.
     5. 7 Directors and Officers Liability Insurance. From and after the Closing, Buyer shall maintain a directors and officers liability insurance policy reasonably acceptable to its board of directors.
     5. 8 Employee Matters. Buyer agrees that, as of the Closing Date, participation in Buyer's benefit plans, as then in effect, shall be made available to all employees of the Company. Vesting and eligibility shall be credited to Mike Cummings and all waiting periods and pre-existing condition limitations shall be waived under such Buyer benefit plans to the full extent permitted by the plans of Buyer, and not otherwise prohibited by law. Notwithstanding the foregoing, Buyer shall not be obligated to offer employment to or retain the employees of the Company on or after the Closing Date.

6.     COVENANTS  PRIOR  TO  CLOSING6.@COVENANTS  PRIOR  TO  CLOSING
                                       -----------------------------
     6.1 Covenants and Agreements of Company and Sellers6.1@Covenants and Agreements of Company and the Shareholders. The following covenants and agreements of Company and Sellers shall be effective from the date hereof to the Closing, unless Buyer shall consent in writing to the waiver of any such covenant or agreement: For the purpose of this Article, the term "Seller" shall refer only to Seller MICHAEL CUMMINGS. The other Sellers do not currently or previously have any active role in the management of the Company:

          (a) Company and Seller shall conduct the operations of Company only in the ordinary and usual course and consistent with prior practices, without the creation of any additional indebtedness for borrowed money, except in the ordinary and usual course of business.
          (b) Company and Seller shall not cause Company to enter into any contracts, agreements or other arrangements to provide, sell, rent, lease, license, distribute or supply goods or services to any customer or any third party except in the ordinary course of its operations at prices and on terms consistent with the prior operating practices of Company.
          (c) Company and Seller shall maintain, preserve and protect all of Company's assets in good condition, except for ordinary wear and tear and damage by fire or other casualty.
          (d) Company and Seller shall maintain the books, records and accounts of Company in the usual, regular and ordinary course of business on a basis consistent with prior practices and in accordance with GAAP except as disclosed on Schedule 3.7.
               -------------
          (e) Company and Seller shall use their best efforts to preserve Company's business, to keep available the services of its present employees, to preserve the goodwill of its suppliers, customers and others having business relations with it.
          (f) No action shall be taken by Company or Seller which shall make any change in Company's Charter Documents, make any change in its authorized or issued Capital Stock, shall issue or grant any right or option to purchase or otherwise acquire any of its Capital Stock, shall declare or make a dividend or other distribution or payment with respect to Company's Capital Stock, or, directly or indirectly, redeem, purchase or otherwise acquire any of same.

          (g) No action shall be taken by Company or Seller, which shall cause Company to dissolve, liquidate or voluntarily declare bankruptcy or seek the appointment of a receiver, trustee or custodian.
          (h) the Company shall not grant any increase in the salary or other compensation of its employees without the express written consent of Buyer, except pursuant to the terms of employment agreements in effect on the date hereof.
          (i) the Company shall not take any action to institute any new severance or termination pay practices with respect to any directors, officers or employees of the Company or to increase the benefits payable under any severance or termination payments.
          (j) the Company shall not (except for salary increases for employees who are not executive officers of the Company in the ordinary course of business and consistent with past practice) adopt or amend, in any respect, except as contemplated hereby or as may be required by applicable law or regulation, any collective bargaining, bonus, profit sharing, compensation, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan, or arrangement for the benefit or welfare of any directors, officers or employees.

     6.2 Covenants and Agreements of Buyer6.2@Covenants and Agreements of Target. The following covenants and agreements of Buyer shall be effective from the date hereof to the Closing, unless Sellers shall consent in writing to the waiver of any such covenant or agreement:
          (a) Buyer shall conduct the operations of Buyer only in the ordinary and usual course and consistent with prior practices, without the creation of any additional indebtedness for borrowed money.
          (b) Buyer shall not cause Buyer to enter into any contracts, agreements or other arrangements to provide, sell, rent, lease, license, distribute or supply goods or services to any customer or any third party except in the ordinary course of their operations at prices and on terms consistent with prior operating practices.
          (c) Buyer shall maintain, preserve and protect, in good condition, except for ordinary wear and tear and damage by fire or other casualty, all of the assets of Buyer.
          (d) Buyer shall maintain the books, records and accounts of Buyer in the usual, regular and ordinary course of business on a basis consistent with prior practices and in accordance with GAAP.
          (e) Buyer shall use its best efforts to preserve Buyer's business, to keep available the services of its present employees, to preserve the goodwill of its suppliers, customers and others having business relations with Buyer.

          (f) Except as set forth in the Buyer Proxy Statement for the Annual Shareholders Meeting on August 23, 2001, Buyer shall take no action to
(i) make any change in its Charter Documents or its authorized or issued Capital Stock, (ii) issue or grant any right or option to purchase or otherwise acquire any of its Capital Stock, (iii) declare or make a dividend or other distribution or payment with respect to Buyer's Capital Stock, or (iv) directly or indirectly,  redeem,  purchase  or  otherwise  acquire  any  of  same.
          (g) No action shall be taken by Buyer to dissolve, liquidate or voluntarily declare bankruptcy or seek the appointment of a receiver, trustee or custodian.
7.     CONDITIONS  TO  CLOSING
     7.1     Conditions  Precedent to Buyer's Obligations7.1@ConditionsPrecedent
                                                             ----------
to Target's and Subsidiary's Obligations. Buyer's obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the  following  conditions  on  or  before  the  Closing  Date:
          (a) the representations and warranties of Company and Sellers set forth in Article 3 hereof shall be true and correct in all material respects at and as of the Closing Date as if made on such date
          (b Company and Sellers shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement prior to the Closing.;

          (c) there shall have been no material adverse change in Company's business;
          (d) all material consents by third parties and all consents of Governmental Authorities that are required for the consummation of the transactions contemplated hereby, or in order to prevent a breach of, default under, or a termination of any Contract shall have been obtained by Company and Sellers;
          (e) the Employment Agreement described in Section 5.4 shall have executed and delivered;
          (f) all registrations, filings, applications, notices, consents, approvals, waivers, authorizations, qualifications and orders required to be filed, made or obtained by Sellers or Company, including full and complete cooperation in connection with preparation of unaudited financial statements of Company, in order to consummate the transactions contemplated by this Agreement, shall have been filed, made or obtained;
          (g) Sellers shall have delivered any and all certificates as set forth above, representing Sellers' Shares, duly endorsed for transfer, with an irrevocable stock, power endorsed in blank, and such other documents, instruments and agreements related thereto, as Buyer may reasonably request
          (h) (i) no Law shall be in effect, pending, or proposed, and no injunction or restraining order shall be in effect, and (ii) no Litigation shall be pending or threatened, in each case that prohibits, prevents, or enjoins (or materially interferes with) the carrying out of this Agreement or any of the transactions contemplated hereby, or that declares unlawful the transactions contemplated by this Agreement, or that would have a material adverse effect on the right of Buyer to own, operate, use, or control the Company's business after the Closing Date;

          (i)     on  the  Closing  Date, Company shall have delivered to Buyer:
     (i) certified copies of the resolutions duly adopted by Company's boards of directors authorizing the execution, delivery, and performance of this Agreement and any other agreements or instruments contemplated by this Agreement;
     (i ii) Certificate of the Secretary of State of California, dated a current date, as to the legal existence and good standing of Company under applicable Law;
     (iii ) such other documents or instruments as Buyer may reasonably request to effect the transactions contemplated hereby.
          (j) review by auditors as to timing of audit of Company and coordination of filing of Form 8K in compliance of securities laws.
Any  condition  specified  in  this  Section  7.1  may  be  waived  by  Buyer.
     7.2 Conditions to Company's and Sellers' Obligations7.2@Conditions to Company's and the Shareholders' Obligations. Company's and Sellers' obligation to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:
          (a)     the  representations  and  warranties  of  Buyer  set forth in
Article 4 hereof shall be true and correct in all material respects at and as of the Closing Date as if made on such date;
          (b) Buyer shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing;
          (c) Buyer shall have executed and delivered the employment agreement described in Section 6.4;
          (d) all registrations, filings, applications, notices, consents, approvals, waivers, authorizations, qualifications and orders required to be filed, made or obtained by Buyer, in order to consummate the transactions contemplated by this Agreement shall have been filed, made or obtained;

          (e) on the Closing Date, Buyer shall have delivered to Sellers the Purchase Price., including the Promissory Note and Pledge Agreement described in
Article 1, as well as all Certificates of Title described in Article 2, and such other documents, instruments, and agreements related thereto, as Sellers may reasonably request;
          (f)     on  the  Closing  Date, Buyer shall have delivered to Company:
     (i) certified copies of the resolutions duly adopted by Buyer's boards of directors authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby;
     ( ii) Certificates of the Secretary of State of Nevada, dated a current date, as to the legal existence and good standing of Buyer, under applicable Law.

     (iii ) such other documents or instruments as Company or Sellers may reasonably request to effect the transactions contemplated hereby.
Any  condition  specified  in  this  Section  8.2  may  be waived by Company and
Sellers.
8.     CLOSING8.@CLOSING
                 -------
     8.1 Closing8.1@Closing. The transactions contemplated herein shall be consummated (the "Closing") at the offices of Buyer, or such other place that the parties mutually agree upon, on the second business day after the date on which all conditions to Closing contained in Article 7 have been satisfied or waived, or on and at such other time, date, and place as the Parties may mutually agree (the "Closing Date").
     8.2 Post-Closing Transactions8.2@Post-Closing Transactions. Sellers shall deliver to Buyer a certificate satisfactory to Buyer that all duties, taxes and other charges payable in respect of the delivery of the Shares have been paid by Sellers.
     8.3 Effect8.3@Effect. All deliveries, payments and other transactions and documents relating to Closing shall be interdependent and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived satisfaction or performance thereof as a condition precedent to Closing).

     8.4 Further Assurances8.4@Further Assurances. Each party shall, at the request of any other party from time to time and at any time, whether on or after the Closing Date, and without further consideration, execute and deliver such assignments, transfers, assumptions, conveyances, powers of attorney, receipts, acknowledgments, acceptances and assurances as may be reasonably necessary to procure for the party so requesting, and its successors and assigns, or for aiding and assisting in collecting and reducing to possession, Sellers' Shares, or to otherwise satisfy and perform the obligations of the parties hereunder.

9.     INDEMNIFICATION9.@INDEMNIFICATION
                         ---------------
     9.1 Indemnification of a Buyer9.1@Indemnification of Target and Surviving Corporation. Subject to the limitations set forth in Section 9.6, Sellers assign joint rights to Buyer against the Company and the original shareholders as set forth above in Sec. to indemnify and hold harmless Buyer and its Affiliates, officers, directors, employees and agents (collectively, the "Buyer Indemnitees") from, against and in respect of any and all Damages and amounts paid in settlement pursuant to Section 9.4 (collectively, the "Buyer Indemnified Losses") suffered or incurred by any Buyer Indemnitee by reason of, or arising out of the representations and warranties of the Company and/or the original shareholders in the Convertible Preferred Stock Purchase Agreement of January 11, 2002, as follows. Otherwise, Sellers shall have no duty to expressly or impliedly indemnify Buyer for any damages, causes of action legal equitable or statutory, injuries, or detriment of any kind, arising out of or relating to this Agreement, any other agreement or Exhibit, or any other promise, liability, or obligation or any third-party claim, (except for a bad-faith failure of
                                              ----------------------------------
Sellers to execute and deliver their shares to Buyer at Closing). In the event of any claim for indemnity, Buyer shall not tender the same to any Seller, but shall assert the same as a joint holder and assignee thereof, against any person who may be obligated to indemnify Buyer under the Convertible Stock Purchase Agreements of January 11 and 15, 2002: and the assignment of the said rights to Buyer by Sellers hereinabove

          (a) any misrepresentation or breach of warranty of Company or original shareholders assigned under this Agreement; and
          (b) any breach or non-fulfillment or non-performance, partial or total, of any covenant or any agreement of Company or original shareholders contained in this Agreement, or in any certificate, schedule, instrument or document delivered to Buyer by or on behalf of Company or Sellers pursuant to the provisions of this Agreement; and
     9.2 Indemnification of Sellers9.2@Indemnification of the Shareholders. Subject to the limitations set forth in Section 9.6, Buyer shall indemnify and hold Company and Sellers and their respective Affiliates, employees, agents, successors and assigns (collectively, the "Seller Indemnitees") harmless from, against and in respect of any and all Damages and amounts paid in settlement pursuant to Section 9.4 (collectively, "Shareholder Indemnified Losses") suffered or incurred by any Shareholder Indemnitees by reason of or arising out of:

          (a) any misrepresentation or breach of warranty of Buyer contained in this Agreement, or in any certificate, schedule, instrument or document delivered to Company or Sellers by or on behalf of Buyer pursuant to the provisions of this Agreement, including, without limitation, the Buyer Disclosure Schedules (collectively, the "Buyer Transaction Documents"); and
          (b) any breach or non-fulfillment or non-performance, partial or total, of any covenant or any agreement of Buyer contained in this Agreement, or in any certificate, schedule, instrument or document delivered to Company or Sellers by Buyer pursuant to the provisions of this Agreement; and
          (c) any and all Taxes of Buyer with respect to any period (or portion thereof) up to and including the Closing Date, except for Taxes of Buyer that are reflected on any of the financial statements described in Section 5.7 as current liabilities for Taxes, which liabilities continue to exist as of the Closing Date. The indemnity provided for in this Section 9.2(c) shall be independent of any other indemnity provision hereof and, anything in this Agreement to the contrary notwithstanding, shall survive until the expiration of the applicable statute of limitation for the Taxes referred to herein, and any indemnification regarding Taxes that is set forth in this Section 9.2(c) shall not be subject to the provisions of Section 9.6(b) hereof.

     9.3 Assertion of Claims9.3@Assertion of Claims. No claim shall be brought by any Buyer Indemnitee under Section 9.1, or any Shareholder Indemnitee under Section 9.2, and no respective indemnitee hereunder shall be entitled to receive any payment with respect thereto, unless the party or parties to be indemnified (whether one or more, the "Indemnified Party") gives the party or parties from which indemnification is sought (whether one or more, the "Indemnifying Party") written notice of the existence of any such claim, specifying in reasonable detail the basis therefor, prior to the expiration of the applicable Survival Period. Except as set forth in Section 9.5, if the Indemnified and Indemnifying Parties fail to reach a mutually acceptable resolution of such claim within thirty (30) days after the giving of such notice, the Indemnified Party shall have the right to commence arbitration or legal proceedings for the enforcement of its rights hereunder.
     9.4     Defense  of  Third  Party  Claims9.4@Defense of Third Party Claims.
(a) If any claim or action by a third party arises after the Closing Date for which an Indemnifying Party is liable under the terms of this Agreement, then the Indemnified Party shall notify the Indemnifying Party, within thirty
(30) days after such claim or action arises and is known to the Indemnified Party, and shall give the Indemnifying Party a reasonable opportunity, at its sole cost and expense, to take part in any examination of the books and records of Sellers, Company or Buyer, to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnified Party, to take all other required steps or proceedings to settle or defend any such claim or action, and to employ counsel to contest any such claim or action in the name of the Indemnified Party or otherwise. If the Indemnifying Party wishes to assume the defense of such claim or action, it shall give written notice to the Indemnified Party, and within ten (10) days thereafter the Indemnified Party shall permit, and the Indemnifying Party shall thereafter assume, the defense of any such claim or action, through counsel reasonably satisfactory to the Indemnified Party; provided that the Indemnified Party may participate in such defense at its own expense.

          (b) If the Indemnifying Party does not assume the defense of any such claim or action, then the Indemnified Party may defend against such claim or action in such manner as it may deem appropriate (provided that the Indemnifying Party may participate in such defense at its own expense); provided, however, that the Indemnified Party may not settle any such claim or action without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If no settlement of such claim or action is made, the Indemnifying Party (subject to the limitations contained in Section 9.6) shall satisfy any judgment rendered with respect to such claim or in such action, before the Indemnified Party is required to do so, and pay all expenses, legal or otherwise, reasonably and necessarily incurred by the Indemnified Party in the defense of such claim or Litigation.

          (c) If a judgment is rendered against an Indemnified Party in any action covered by the indemnification hereunder, or any lien in respect of such judgment attaches to any of the assets of any of the an Indemnified Party, the Indemnifying Party shall immediately upon such entry or attachment pay such judgment in full or discharge such lien (subject to the limitation contained in Section 9.6) unless, at the expense and direction of the Indemnifying Party, an appeal is taken under which the execution of the judgment or satisfaction of the lien is stayed. If and when a final judgment is rendered in any such action, the Indemnifying Party shall forthwith pay such judgment or discharge such lien (subject to the limitation in contained in Section 9.7) before the Indemnified Party is compelled to do so.
     9.5 Cooperation9.5@Cooperation. Notwithstanding anything to the contrary contained in this Article 9, the parties shall cooperate with each other to maximize the availability of insurance coverage for claims or actions by third parties which may be subject to indemnification pursuant to this
Article 9, and if any insurance carrier for any party agrees to defend such claim or action, such defense shall be tendered to such insurance carrier and the rights of the parties between themselves regarding the assumption and control of such defense shall be subject to the reasonable requirements of such insurance carrier.
     9.6     Limitation9.6@Limitation.
(a) The Sellers, Company and the original shareholders shall have no obligation under this Article 9 to Buyer Indemnitees for (i) any Buyer Indemnified Losses arising under Section 9.1 unless and until, and only to the extent that, the total Buyer Indemnified Losses for which Sellers would otherwise be liable equals or exceeds the limits provided by Buyer's current or then existing Director's and Officer's Insurance Policies, provided however, that such deductible shall not apply to any Buyer Indemnified Losses as a result of a breach of the representations in Sections 4.2(b), 4.3(a), (b) or (d), 4.4(a), or 4.18(i), or resulting from fraudulent or intentional misrepresentations under the Convertible Preferred Stock Purchase Agreements of January 11, which losses shall be paid by the Company and original shareholders to the extent they are liable therefore under the Convertible Preferred Stock Purchase Agreement of January 11, 2002 for their full amount (i.e., from the first dollar of loss). Sellers, the Company and the original shareholders shall not be liable to the Buyer Indemnitees under this Article 9 for Buyer Indemnified Losses in excess of the limits provided by Buyer's current or then existing Director's and Officer's Insurance Policies, provided however, such limitations shall not apply to any loss suffered by the Buyer Indemnitees attributable to fraudulent or intentional misrepresentations or omissions in the said Agreement of January 11, 2002.

          (b) Buyer shall have no obligation under this Article 9 to Shareholder Indemnitees for any Seller Indemnified Losses arising under Section
9.2 unless and until, and only to the extent that, the total Seller Indemnified Losses for which Buyer would otherwise be liable equals or exceeds the limits provided by Buyer's current or then existing Director's and Officer's Insurance Policies, provided however, that such deductible shall not apply to any Seller Indemnified Losses as a result of a breach of the representations in Sections 4.2(b), or 4.3(a), (b), (c), or (e), which losses shall be paid by Buyer hereunder for their full amount (i.e., from the first dollar of loss). Anything to the contrary notwithstanding, Buyer will be liable to Seller Indemnitees for Seller Indemnified Losses arising under Section 9.2 only up to an aggregate equal to the limits provided by Buyer's current or then existing Director's and Officer's Insurance Policies provided however that such limitations shall not apply to any loss suffered by the Seller Indemnitees attributable to fraudulent or intentional misrepresentations or omissions.
     9.7 Survival9.6@Survival. The representations, warranties, covenants, agreements and indemnifications of the parties contained in this Agreement shall survive any investigation heretofore or hereafter made by Buyer, Company or Sellers and the consummation of the transactions contemplated herein and all such representations and warranties shall be of no further force and effect after twenty-four (24) months from the Closing Date ("Survival Period") provided, however, that the Survival Period shall not apply to the representations, warranties, covenants, agreements and indemnities set forth in Sections 3.18 and 4.14 hereof. Anything to the contrary notwithstanding, a claim for indemnification, which is made but not resolved prior to the expiration of the Survival Period, may be pursued and resolved after such expiration.

10.     MISCELLANEOUS10.@MISCELLANEOUS
                         -------------
     10.1     Notices10.1@Notices.
(a) All notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by pre-paid, first class, certified or registered mail, return receipt requested, or overnight mail or Fedex to the intended recipient thereof at its address set out below, and, if reasonably practicable, a copy via facsimile to the intended recipient thereof at its facsimile number set out below. Any such invoice, demand or communication shall be deemed to have been duly given upon receipt (if given or made in person). In proving the same, it shall be sufficient to show that the envelope was duly addressed, stamped and posted and delivered, and whether or not delivery was accepted. The addresses of the parties for purposes of this Agreement are:

     (i)     If  to  Buyer:
Greenland  Corporation,  Inc.
     2111  Palomar  Airport  Road,  Suite  200
Carlsbad,  CA  92009
Attn.:   Thomas  J.  Beener,  General  Counsel
Fax:  (760)  804-2771
     Electronic  Mail:  Tbeener@greenlandcorp.com


     (ii)     If  to  Sellers:
          Frank  Kavanaugh
          Ashford  Capital,  LLC
          1301  Dove  Street,  Suite  800
          Newport  Beach,  Ca  92660
     Facsimile  No.:  (949)  757-1056
          Electronic  Mail:  fakv@ashfordcap.com

          With  a  copy  to:
          Michael  Cummings
          8001  Irvine  Center  Drive,  4th  Floor
          Irvine,  Ca  92618
          Electronic  Mail:  mcummings@wireorwireless.com
                             ----------------------------

          John  M.  Pitkin
          11  White  Cloud
          Irvine,  CA  92614
          (949)  733-2380

(b) Any party may change the address to which notices, requests, demands or other communications shall be delivered or mailed by giving notice of the new address to the other parties.
     10.2 Counterparts10.2@Counterparts. This Agreement (including all Company Transaction Documents and all Buyer Transaction Documents) may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.
     10.3 Entire Agreement10.3@Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and this Agreement contains the sole and entire agreement among the parties with respect to the matters covered hereby. This Agreement shall not be altered or amended except by an instrument in writing signed by or on behalf of the party entitled to the benefit of the provision and against whom enforcement is sought.

     10.4 Termination of Shareholder Agreements10.3@Termination of Shareholder Agreements. Execution by Sellers and Company of this Agreement shall not be deemed to be a termination of any and all pre-existing agreements with respect to the Capital Stock of Company by, between, or among any of them, but the same shall continue in existence to permit the continuing rights and assignments of rights therein as set forth hereinabove
     10.5 Governing Law; Venue; Arbitration10.3@Governing Law. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to conflicts of law. Any claim, demand, cause of action, proceeding, lawsuit, or action, arising out of or relating to this Agreement any Exhibit hereto and, their interpretation, performance, Closing or enforcement, shall be arbitrated before a single Arbitrator under the Commercial Rules of the American Arbitration Association in the County of Orange, and the parties consent to both subject matter and personal jurisdiction therein or if the Arbitrator has no subject matter jurisdiction, in the Superior Court of California in and to the County of Orange. The parties shall initially be jointly responsible for the fees of the Arbitrator and arbitration administrator, but the Arbitrator or court may award reasonable fees and costs to the prevailing party or parties.
     10.6 Successors and Assigns10.3@Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal Representatives, successor and assigns.
     10.7 Partial Invalidity and Severability10.3@Partial Invalidity and Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable Laws and are intended to be limited to the extent necessary to render this Agreement legal, valid and enforceable. If any term of this Agreement, or part thereof, not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining terms hereof, or part thereof, shall constitute their agreement with respect to the subject matter hereof and all such remaining terms, or parts thereof, shall remain in full force and effect. The parties agree to replace any illegal, invalid or unenforceable provision of this Agreement and execute an amendment to this Agreement containing a valid provision, which will implement the commercial purpose of the illegal, invalid or unenforceable provision.
     10.8 Waiver10.3@Waiver. Any term or condition of this Agreement may be waived at any time by the party, which is entitled to the benefit thereof, but only if such waiver is evidenced by a writing signed by such party. No failure on the part of any party hereto to exercise, and no delay in exercising any right, power or remedy created hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver of, or consent to, any breach of or default in any term or condition of this Agreement by any party hereto shall constitute a waiver of or consent to any succeeding breach of or default in the same or any other term or condition hereof.
     10.9 Headings10.3@Headings. The headings of particular provisions of this Agreement are inserted for convenience only and shall not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement.
     10.10 Time of Performance10.3@Time of Performance. Time is of the essence of this Agreement.

     10.11 Enforcement of this Agreement10.3@Enforcement of this Agreement. In any action or other proceeding brought by any party hereto to enforce the provisions of this Agreement, the prevailing party, in addition to any other relief as may be awarded thereunder shall be entitled to its costs, expenses and reasonable attorneys' fees.
     10.12. Pre-Existing Relationships: The parties acknowledge that Seller ASHFORD CAPITAL, LLC, and its Managing Member FRANK KAVANAUGH have a preexisting relationship with all other parties herein, that the other parties have been informed of the same and given an opportunity to inquire with respect thereto, and the other parties have either approved the same or waived their objections thereto. The parties further acknowledge that Sellers MICHAEL CUMMINGS and JOHN
M. PITKIN, a licensed California attorney, have a preexisting relationship with each other and with other companies or organizations affiliated with each other, that all parties have been informed of the same and given an opportunity to inquire with respect thereto, and all parties have either approved the same or waived their objections thereto. The parties further acknowledge that Mr. PITKIN tendered a Conflicts Waiver to the other Sellers, the original shareholders, and the Company, which was fully executed on or about December 19, 2001, which is attached to the Convertible Preferred Stock Purchase Agreement of January 15, 2002 (Exh. "1.1 and 1.1A ") and which is to be deemed incorporated herein and applicable to this transaction and agreements as well. By their execution of this Agreement, the parties hereto acknowledge that they have either consulted independent counsel with regard to this Agreement and the said Conflicts Waiver or waive their right thereto, and they consent to the participation of Mr. PITKIN in and under this Agreement and to his potential conflicts of interest herein as a licensed California attorney
10.13 Management Fee: Buyer agrees that Frank Kavanaugh and/or his assigns shall receive a management consulting fee equal to 1% of net sales of the Company for a period of two years, provided that in payment of said fee shall not place the Company in a negative cash flow condition; provided further that said payment shall accrue to the extent it is not paid.
10.14.    Board  of  Directors:  The  Board  of  the  Company  shall consist of:
Thomas Beener (Chairman); Thomas A Hyde, jr.; Mike Cummings and a person selected by Ashford Capital.
10.15. Review of Counsel and Financial Advisors: Sellers, Buyer, and Company all acknowledge that they have either consulted independent legal counsel and financial advisors with respect to this Agreement and their rights hereunder, or have waived their right to do so, and further acknowledge that they have been advised to do so by Mr. PITKIN, a licensed California agttorney, pursuant to his duties under the California Rules of Professional Conduct.

11.     DEFINITIONS11.@DEFINITIONS
                       -----------
     For purposes of this Agreement, the following terms shall have the meanings specified with respect thereto below:
     "Action" shall mean any action, suit, litigation, complaint, counterclaim, claim, petition, mediation contest, or administrative proceeding, whether at Law, in equity, in arbitration or otherwise, and whether conducted by or before any Governmental Authority or other Person.
     "Affiliate" means, as to any specified Person, any other Person that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by, or is under common control with the specified Person. As used in this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of Capital Stock of that Person, by contract, or otherwise).
     "Capital Lease" means a lease of (or other agreement conveying the right to use) real or personal property that is required to be classified and accounted for as a capital lease in accordance with GAAP as in effect on the date of this Agreement.
     "Capital Stock " means, with respect to (a) any corporation, any share, or any depository receipt or other certificate representing any share, of an equity ownership interest in that corporation, and (b) any other Entity, any share, membership or other percentage interest, unit of participation, or other equivalent (however designated) of an equity interest in that Entity.
     "Charter Documents" means, with respect to any Entity at any time, in each case as amended, modified, and supplemented at that time, the articles or certificate of formation, incorporation, or organization (or the equivalent organizational documents) of that Entity, (b) the bylaws, operating agreement, trust indenture, or regulations (or the equivalent governing documents) of that Entity, and (c) each document setting forth the designation, amount and relative rights, limitations, and preferences of any class or series of that Entity's Capital Stock or of any rights in respect of that Entity's Capital Stock .
     "Damages" to any specified Person means any and all costs, damages and expenses (including reasonable fees and actual disbursements by attorneys, consultants, experts, or other Representatives, and Litigation costs) to, any fine of or penalty on, or any Liability (including loss of earnings or profits) obligations, fines, penalties, and Taxes of any other nature to that Person; provided, however, that the amount of Damages shall be reduced appropriately for tax benefits and insurance coverage, and shall not include indirect, incidental, consequential, punitive, exemplary, lost opportunity, good will or special damages of any nature, regardless of the nature of a party's claim or theory of liability.
     "Entity" or "Entities" means one or more sole proprietorships, corporations, partnerships of any kind having a separate legal status, limited liability companies, business trusts, unincorporated organizations or associations, mutual companies, joint Stock companies, or joint ventures.
     "Forum" shall mean any federal, national, state, local, municipal or foreign court, governmental agency, administrative body or agency, tribunal, private alternative dispute resolution system, or arbitration panel.

     "GAAP" shall mean generally accepted accounting principles, consistently applied.
     "Governmental Approval" means at any time any authorization, consent, approval, permit, franchise, certificate, license, implementing order, or exemption of, or registration or filing with, any Governmental Authority, including any certification or licensing of a natural person to engage in a profession or trade or a specific regulated activity, at that time.
     "Governmental Authority" means (a) any national, state, county, municipal, or other government, domestic or foreign, or any agency, board, bureau, commission, court, department, or other instrumentality of any such government, and (b) any Person having the authority under any applicable Governmental Requirement to assess and collect Taxes for its own account.
     "Governmental Requirement" means at any time (a) any Law, rule, regulation, judgment, decree, injunction, writ, edict, award, authorization or other requirement of any Governmental Authority in effect at that time, and (b) any obligation included in any certificate, certification, franchise, permit, or license issued by any Governmental Authority or resulting from binding arbitration, including any requirement under common law, at that time.
     "Information" means all information, whether written or stored on computer disks, tape(s), or electronically or optically stored, including without limitation, (a) data, certificates, reports, files, records, agreements, correspondence, plans, policies, practices, manuals, guides and statements, and
(b) summaries of unwritten agreements, arrangements, contracts, plans, policies, programs, or practices or of unwritten amendments or modifications of, supplements to, or waivers under any of the foregoing.
     "IRC"  shall  mean  the  Internal  Revenue  Code  of  1986,  as  amended.

     "known," "to the knowledge of," "aware" or words of similar import employed in this Agreement with reference to any individual or entity shall be conclusively presumed to mean that the individual or entity has made reasonable efforts under the circumstances to become knowledgeable; in the case of Company and Buyer, "knowledge" shall be deemed to be the individual and collective knowledge (as defined above) of its directors and senior officers and managers.
     "Law" shall mean all federal, national, state, provincial, local, municipal or foreign constitutions, statutes, rules, regulations, norms, ordinances, acts, codes, legislation, treaties, conventions, common law principles, judicial decisions and similar laws and legal requirements, whether of the United States of America or any other jurisdiction as in effect from time to time.
     "Liability" shall mean any liability or obligation whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due.
     "Liens" means, with respect to any property or asset of any Person (or any revenues, income, or profits of that Person therefrom) (in each case whether the same is consensual or nonconsensual or arises by contract, operation of Law, legal process, or otherwise), (a) any mortgage, lien, security interest, pledge, attachment, levy, or other adverse claim, charge or encumbrance of any kind thereupon or in respect thereof or (b) any other arrangement under which the same is transferred, sequestered, or otherwise identified with the intention of subjecting the same to, or making the same available for, the payment or performance of any Liability in priority to the payment of the ordinary, unsecured creditors of that Person, including any "adverse claim") in the case of any Capital Stock . For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease, or other title retention agreement relating to that asset.

     "Litigation" means any Action, case, proceeding, claim, grievance, suit, or investigation or other proceeding conducted by or pending before any Governmental Authority or any arbitration or mediation proceeding.
     "Orders" shall mean all applicable orders, writs, judgments, injunctions, decrees, rulings, consent agreements, and awards of or by any Forum or entered by consent of the party to be bound.
     "Other Agreements" means the written agreements, documents, instruments, and certificates executed pursuant to or in connection with this Agreement, all as amended, modified, or supplemented from time to time.
     "Person" means any natural person, Entity, estate, trust, union or employee organization, or Governmental Authority.
     "Representatives" means, with respect to any Person, the directors, officers, employees, Affiliates, accountants (including independent certified public accountants), advisors, attorneys, consultants, or other agents of that Person, or any other Representatives of that Person or of any of those directors, officers, employees, Affiliates, accountants (including independent certified public accountants), advisors, attorneys, consultants or other agents.
     "Taxes" shall mean any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including without limitation income, gross receipts, excise, property, sales, use, customs, value added, consumption, transfer, license, payroll, employee income, withholding, social security, and franchise taxes, now or hereafter imposed or levied by the United States of America or any Governmental Authority or by any department, agency or other political subdivision or taxing authority thereof or therein, all deposits required in connection therewith, and all interests, penalties, additions to tax, and other similar Liabilities with respect thereto.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


BUYER:
GREENLAND  CORPORATION

COMPANY:
W3M.  INC

SELLERS:
(1)  ASHFORD  CAPITAL,  LLC
(2)  MICHAEL  CUMMINGS
(3)  JOHN  M.  PITKIN
(4)  REGENTS  CAPITAL  WEST
(5)  MONDO  MARSHALL
(6)  GREG  WILBER
(7)  SANDRA  STEWART

(Including  Acknowledgment  and  Consent  of  Sellers'  Spouses):
 ---------------------------------------------------------------
The spouses of Sellers join in the execution of this Stock Purchase Agreement to evidence their knowledge of its existence and their consent to its provisions, and that they desire to bind their interest, if any, in the Shares to the performance of this Stock Purchase Agreement. Accordingly, each Sellers' spouse agrees that the covenants made in this Stock Purchase Agreement will be, and hereby are, accepted as binding on him/her individually and upon all persons ever to claim under him/her. However, the foregoing is not intended to, and will not be construed to, confer or create any interest in Sellers' Shares in any Sellers' spouse.